Exhibit (h)(iv)

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

AGREEMENT made effective as of September 10, 2007, by and between each entity listed on Exhibit A hereto (each a “Fund”, collectively the “Funds”), and The Bank of New York, a New York banking organization (“BNY”).

W I T N E S S E T H :

WHEREAS, each Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund desires to retain BNY to provide for the portfolios identified on Exhibit A hereto (each, a “Series”) the services described herein, and BNY is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Appointment.

Each Fund hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein. BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

2. Representations and Warranties.

(a) Each Fund hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

(i) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

(iii) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv) To the extent that the Fund has actual knowledge that the performance of any services described in Schedule II attached hereto by BNY in accordance with the then effective Prospectus (as hereinafter defined) for the Fund would violate any applicable laws or regulations, the Fund shall immediately so notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNY not to be unreasonably withheld, instruct BNY in writing to value securities and/or compute net asset value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Prospectus.

(b) BNY hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing, that:

(i) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered by BNY in accordance with all requisite action and constitutes a valid and legally binding obligation of BNY, enforceable in accordance with its terms;

(iii) To the best of its knowledge, BNY is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv) BNY has developed and implemented commercially reasonable business continuity and disaster recovery policies, procedures and facilities; and

(v) BNY has established and maintains policies and procedures reasonably designed to protect the confidentiality of customer information, and will subject all Fund related information related to the services to be provided hereunder to such policies and procedures.

3. Delivery of Documents.

(a) Each Fund will promptly deliver to BNY true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

(i) The Fund’s articles of incorporation or other organizational document and all amendments thereto (the “Charter”);

(ii) The Fund’s bylaws (the “Bylaws”);

(iii) Resolutions of the Fund’s board of directors or other governing body (the “Board”) authorizing the execution, delivery and performance of this Agreement by the Fund;

(iv) The Fund’s registration statement most recently filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of the Fund (the “Registration Statement”);

(v) The Fund’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC; and

(vi) The Fund’s Prospectus and Statement of Additional Information pertaining to each Series (collectively, the “Prospectus”).

(b) Each copy of the Charter shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNY. Each copy of the Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the appropriate Fund.

(c) It shall be the sole responsibility of each Fund to deliver to BNY its currently effective Prospectus and BNY shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by BNY.

4. Duties and Obligations of BNY.

(a) Subject to the direction and control of each Fund’s Board and the provisions of this Agreement, BNY shall provide to each Fund (i) the administrative services set forth on Schedule I attached hereto and (ii) the financial administration, fund accounting, valuation and computation services listed on Schedule II attached hereto.

(b) In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

(c) BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund’s financial records (other than specified in Schedules I and II hereto) or other services normally performed by the Funds’ respective counsel or independent auditors.

(d) Upon receipt of a Fund’s prior written consent (which shall not be unreasonably withheld), BNY may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. Notwithstanding the foregoing, no Fund consent shall be required for any such delegation to any other subsidiary of The Bank of New York Company, Inc. BNY shall not be liable to any Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any approved delegee or agent utilized hereunder so long as BNY acts in good faith and without negligence or willful misconduct in the selection of such delegee or agent.

(e) Each Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY and to provide BNY, upon request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which in the reasonable opinion of BNY, is necessary in order to enable it to perform its duties hereunder. BNY shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY by any of the aforementioned persons. BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to BNY as provided herein and shall be held harmless by each Fund when acting in reliance upon such information, documents or advice relating to such Fund. All fees or costs charged by such persons shall be borne by the appropriate Fund.

(f) Nothing in this Agreement shall limit or restrict BNY, any affiliate of BNY or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.

(g) Each Fund shall furnish BNY with any and all instructions, explanations, information, specifications and documentation deemed reasonably necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses. [BNY reinserted, what is the objection or proposed alternative? BNY shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNY the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value.] Each Fund shall also furnish BNY with bid, offer, or market values of Securities if BNY notifies such Fund that same are not available to BNY from a security pricing or similar service utilized, or subscribed to, by BNY which BNY in its reasonable judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY with bid, offer, or market values of Securities and instruct BNY to use such information in its calculations hereunder. BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. In no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Fund.

(h) BNY may apply to an officer or duly authorized agent of any Fund for written instructions with respect to any matter arising in connection with BNY’s performance hereunder for such Fund, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions. Such application for instructions shall set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received written instructions from an authorized person in response to such application specifying the action to be taken or omitted.

(i) BNY may consult with counsel to the appropriate Fund, at that Fund’s expense, or its own counsel, at its expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

(j) Notwithstanding any other provision contained in this Agreement or Schedule I or II attached hereto, BNY shall have no duty or obligation to with respect to, including, without limitation, any duty or obligation to determine, or advise or notify any Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund, (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto.

(k) BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedules I and II attached hereto, and no covenant or obligation shall be implied against BNY in connection with this Agreement.

(l) BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by a Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Securities; and amounts receivable or amounts payable for the sale or redemption of Fund shares effected by or on behalf of a Fund. In the event BNY’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which BNY in its reasonable judgment deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described in this subsection (l) even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(m) BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund.

(n) Subject to BNY’s representation under Section 2(b)(iv), BNY shall not be responsible for delays or errors which occur by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, communications or computer (hardware or software) services. Nor shall BNY be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY or BNY affiliate to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY in the performance of its duties under this Agreement.

5. Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Fund or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to such Fund’s shareholders, all expenses incidental to holding meetings of such Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors and officers.

6. Compliance Services.

(a) If Schedule I contains a requirement for the BNY to provide the Fund with compliance services, such services shall be provided pursuant to the terms of this Section 6 (the “Compliance Services”). The precise compliance review and testing services to be provided shall be as mutually agreed between the BNY and each Fund, and the results of the BNY’s Compliance Services shall be detailed in a compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Fund. The BNY shall have no responsibility or obligation to provide Compliance Services other that those services specifically listed in Schedule I.

(b) The Fund will examine each Compliance Summary Report delivered to it by the BNY and notify the BNY of any error, omission or discrepancy within ten (10) days of its receipt. If the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify the BNY of such condition as soon as practicable under the circumstances after discovery thereof.

(c) While the BNY will endeavor to identify out-of-compliance conditions, the BNY does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. Provided no BNY bad faith negligence or willful misconduct, in the event of any errors or omissions in the performance of Compliance Services, the Fund’s sole and exclusive remedy and the BNY’s sole liability shall be limited to re-performance by the BNY of the Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Fund.

7. Standard of Care; Indemnification.

(a) Except as otherwise provided herein, BNY shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY’s negligence or wilful misconduct. In no event shall BNY be liable to any Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNY’s control, unless such loss, damage or expense arises out of BNY’s breach of its obligations under this Agreement or out of the negligence or willful misconduct of BNY.

(b) Each Fund shall indemnify and hold harmless BNY from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY, by reason of or as a result of any action taken or omitted to be taken by BNY hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) such Fund’s Registration Statement or Prospectus, (iii) any instructions of an officer of such Fund, or (iv) any opinion of legal counsel for such Fund or BNY must notify Fund if relying on BNY counsel opinion contrary to the provision of service as contemplated pursuant to the Agreement, or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNY for costs, expenses, damages, liabilities or claims for which BNY is liable under preceding 7(a), or for indirect, special or consequential damages or lost profits. This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, each Fund shall indemnify BNY against and save BNY harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

(i) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by a Fund or its authorized agents;

(ii) Action or inaction taken or omitted to be taken by BNY pursuant to written or oral instructions of the Fund or otherwise without negligence or willful misconduct;

(iii) Any action taken or omitted to be taken by BNY in good faith in accordance with the advice or opinion of counsel for a Fund or its own counsel;

(iv) Any improper use by a Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY pursuant to this Agreement;

(v) The method of valuation of the securities and the method of computing each Series’ net asset value; or

(vi) Any valuations of securities or net asset value provided by a Fund.

(c) BNY shall indemnify and hold harmless each Fund from and against any and all costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against such Fund, by reason of or as a result of any action taken or omitted to be taken by a BNY hereunder; provided, that BNY shall not indemnify a Fund for costs, expenses, damages, liabilities or claims, unless a court of competent jurisdiction has determined that BNY had breached a duty hereunder which caused such costs, expenses, damages, liabilities or claims and that in no case shall BNY indemnify a Fund for costs, expenses, damages, liabilities or claims for indirect, special or consequential damages or lost profits. This indemnity shall be a continuing obligation of the BNY, its successors and assigns, notwithstanding the termination of this Agreement.

(d) Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by BNY to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for a Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

8. Compensation.

For the services provided hereunder, each Fund agrees to pay BNY such compensation as is mutually agreed from time to time in writing and such out-of-pocket expenses (e.g.,

telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. Each Fund authorizes BNY to debit such Fund’s custody account for all amounts due and payable hereunder, upon not less than 10 days’ prior notice to the Fund. BNY shall deliver to each Fund invoices for services rendered each month which shall be due and payable within thirty (30) days. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY, each Fund’s net asset value shall be computed at the times and in the manner specified in the Fund’s Prospectus.

9. Term of Agreement.

(a) This Agreement shall continue for a period of three (3) years (the “Initial Term”). After the Initial Term, either party may terminate the agreement as of a date specified in writing, which date shall be not less than 150 days after the date of the giving of such notice. Upon termination hereof, the affected Fund(s) shall pay to BNY such compensation as may be due as of the date of such termination, and shall reimburse BNY for any disbursements and expenses made or incurred by BNY and payable or reimbursable hereunder.

(b) Notwithstanding the foregoing, BNY may terminate this Agreement upon 30 days prior written notice to a Fund if such Fund shall terminate its custody agreement with The Bank of New York, and either party terminate on 30 days’ notice if the other party fails to perform its obligations hereunder in a material respect.

In any event BNY will provide reasonable cooperation to transition services to its successor.

10. Authorized Persons.

Attached hereto as Exhibit B is a list of persons duly authorized by the board of each Fund to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of such Fund. From time to time each Fund may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B actually received by BNY.

11. Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by BNY and the Fund to be bound thereby, and authorized or approved by such Fund’s Board.

12. Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any Fund without the written consent of BNY, or by BNY without the written consent of the affected Fund accompanied by the authorization or approval of such Fund’s Board.

13. Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction any Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

14. Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

15. No Waiver.

Each and every right granted to BNY hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY of any right preclude any other or future exercise thereof or the exercise of any other right.

16. Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to a Fund, at

if to BNY, at

The Bank of New York

One Wall Street

New York, New York 10286

Attention: Jennifer Goerlich

Title: Vice President

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

17. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

18. Several Obligations.

The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

By:
on behalf of each Fund identified on Exhibit A attached hereto

Date:

THE BANK OF NEW YORK

By:
Title:

Date:

EXHIBIT A

Name of Fund

MTB U.S. GOVT MONEY MKT FUND

MTB TAX-FREE MONEY MARKET FUN

MTB INCOME FUND

MTB BALANCED FUND

MTB MULTI CAP GROWTH FUND

MTB SMALL CAP GROWTH FUND

MTB MARYLAND MUNI BOND FUND

MTB MNG’D ALLOC-AGGR GROWTH I

MTB MNGD ALLOC-CONSV GROWTH I

MTB MONEY MARKET FUND

MTB U.S. TREASURY MONEY MKT F

MTB NY TAX FREE MONEY MKT FUN

MTB MID - CAP GROWTH FUND

MTB INTERMEDIATE-TERM BOND FUND

MTB EQUITY INCOME FUND

MTB PENNSYLVANIA MUNI BOND FD

MTB EQUITY INDEX FUND

MTB LARGE CAP VALUE FUND

MTB SHORT-TERM CORPORATE BOND FUND

MTB LARGE CAP STOCK FUND

MTB PENNSYLVANIA TAX-FREE MM

MTB NY MUNICIPAL BOND FUND

MTB U.S. GOVERNMENT BOND FUND

MTB LARGE CAP GROWTH FUND

MTB MID CAP STOCK FUND

MTB PRIME MONEY MARKET FUND F

MTB SMALL CAP STOCK FUND

MTB SHORT DURATION GOVT BOND

MTB MNG’D ALLOC. - MOD. GROWT

MTB MNG’D ALLOC. - CONSV GROWT

MTB MNG’D ALLOC. - AGGR GROWT

MTB INTERNATIONAL EQUITY FUND

MTB VIRGINIA MUNI BOND FUND

MTB LARGE CAP VALUE FUND II

MTB LARGE CAP GROWTH FUND II

MTB MNG’D ALLOC FD -MOD GRO I

EXHIBIT B

I, ,                                          of *, a (State) corporation (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of Directors of the Fund to each such position and qualified therefor in conformity with the Fund’s Articles of Incorporation and By-Laws, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is authorized to give written or oral instructions or written or oral specifications by or on behalf of the Fund to the Bank.

Name	Position	Signature

Schedule 1

Administrative Services

1. Provide assistance in connection with Fund Charter Documents (Certificate of Trust, Declaration of Trust and By-Laws). Assist in filing Charter Documents with state authorities, as needed.

2. Prepare and file with SEC and appropriate state securities authorities the Fund’s registration statements and all amendments thereto, reports to regulatory authorities and shareholders, each prospectus and statement of additional information, proxy/information statements, and such other documents all as may be necessary to enable the Fund to make a continuous offering of its shares.

3. Assist with negotiation and administration of contracts on behalf of the Investment Company with, among others, the Investment Company’s investment advisers, sub-investment advisers, fund accountants, custodians, distributors, variable annuity providers, repurchase agreement counterparties and OTC derivative contract counterparties, subject to any applicable restrictions of the Board or the 1940 Act;

4. Consult with the Funds’ adviser regarding the design, development, and operation of the Investment Company and the Funds;

5. Consult with the Fund, its Board, and any other administrators on matters concerning the Fund and its affairs.

6. Perform for each Fund the compliance tests as mutually agreed and which shall be specific to each Fund; provide Compliance Summary Reports listing the results of such tests for to review and approval by each Fund;

7. Prepare statistical reports for outside information services (e.g., IBC/Donoghue, ICI, Lipper Analytical and Morningstar);

8. Compile and file the Funds’ annual and semi-annual reports. Review MDFP, including graphs and tables. Review notes to Financial Statements.

9. At the direction of the Investment Company and subject to Fund counsel review, draft correspondence to SEC and respond to routine SEC comments.

10. Coordinate with the Fund management and Fund counsel regarding SEC comments on registration statements.

11. Coordinate Board Meeting calendar for the Funds.

12. Prepare Board meeting agenda, Board resolutions and related materials for Board meeting (draft and final materials).

13. Coordinate responsibilities and deadlines for each item in each package of Board meeting materials. Assemble and mail Board meeting materials.

14. Attend Board Meetings.

15. Prepare secretary materials for attendance at meeting; Act as secretary and take minutes at meeting.

16. Provide individuals acceptable to the Board to serve as Fund officers, such as Secretary and Treasurer.

17. Draft Board minutes and coordinate comments.

18. Maintain electronic Board books in secure web-based environment; archive books and minutes, upload fund compliance policies and procedures and compliance calendars.

19. Maintain Trustee reference manual.

20. Prepare and distribute shareholder minutes and consents.

21. Draft and/or review routine shareholder meeting scripts.

23. Collect and assemble adviser reports (Rule 10f-3, Rule 17a-7, and Rule 17e-1, Rule 2a-7, Rule 17f-4, etc.).

24. Consult on and assist with memos, checklists and procedures to comply with restrictions; review procedures annually with the Board, and review procedures annually if required, including without limitation:

•	Liquidity Guidelines

•	Rule 10f-3 (affiliated underwriting)

•	Rule 17f-4 (municipal book-entry system)

•	Rule 22c-1 (designating time of NAV)

•	Rule 17a-7 (affiliated purchases/sales)

•	Rule 17e-1 (affiliated brokerage)

•	Rule 2a-7 (money market funds only)

•	Rule 17f-5

25. Coordinate with counsel to the independent Trustees and Fund counsel.

26. Coordinate with outside vendors (printers, etc.)

27. Attend weekly operations meetings; operating committee meetings; and strategic direction meetings.

28. Draft, review and/or file de-registration applications (N-8f).

29. Maintain compliance calendar.

30. Maintain matrix for contract renewals and termination.

31. Coordinate auditors’ presentations, and presentations by custodian, including Rule 17f-5 materials.

32. Maintain Fund records for which it is responsible within statutory guidelines and time limits.

33. Prepare and obtain all executed “authorized signatures” lists; maintain same.

34. Obtain corporate status documentation as needed.

35. Provide any Fund records as requested by SEC Examiner/Independent Auditor, and assist with exam/audit responses.

36. Coordinate auditor review and consent with regard to registration statements.

37. File Form N-PX (annual proxy voting) and facilitate upload to Fund website.

38. Prepare and file Form N-Q.

39. File Form 24F-2

40. Maintain CUSIP master list.

41. Maintain TIN master list.

42. Assist as requested with procurement of E&O/D&O insurance

43. Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Fund, and provide related planning assistance where requested or appropriate.

Schedule 2

Financial Administration, Fund Accounting and Valuation and Computational Services

A. Financial Administration Services

1. Coordinate with the Funds’ independent auditor.

2. Compile and deliver to the Fund performance statistics, including yields and total returns;

3. Prepare and submit for approval by officers of the Fund a fund expense budget, review expense calculations and arrange for payment of the Fund’s expenses;

4. Prepare for review by an officer of and legal counsel for the Fund the Fund’s periodic financial reports required to be filed with the Securities and Exchange Commission (“SEC”) on Form N-CSR, Form N-SAR, Form N-Q and Form 24F-2, and financial information required by Form N-1A, Form N-14, proxy/information statements, and such other reports, forms or filings as maybe mutually agreed upon;

5. Prepare workpapers supporting the preparation of federal, state and local income tax returns for each Fund for review and approval by each Fund’s independent auditors; perform ongoing wash sales review (i.e., purchases and sales of Fund investments within 30 days of each other); and prepare Form 1099s with respect to each Fund’s directors or trustees and file such forms upon the approval of the Fund’s Treasurer;

6. Prepare reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise prepared by the Fund’s investment adviser, custodian, legal counselor independent accountants;

7. Make such reports and recommendations to the Fund concerning the performance of the independent accountants as the Fund may reasonably request;

8. Oversee and review calculations of fees paid to the Fund’s investment adviser, custodian, fund administrator and Transfer Agent;

10. Consult with the Fund’s officers, independent accountants, legal counsel, custodian, fund administrator and transfer agent in establishing the accounting policies of the Fund;

11. Refer to the Fund’s officers or transfer agent, shareholder inquiries relating to the Fund;

12. Prepare fund income forecasts and submit for approval by officers of the Fund recommendations for fund income dividend distributions;

13. Review and provide assistance on shareholder communications, including text of “President’s Letters” to shareholders and “Management’s Discussion of Fund Performance”;

14. File annual and semi-annual Form N-SAR with the appropriate regulatory agencies;

15. Subject to review and approval by the Fund Treasurer, establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices for each Fund;

16. Provide periodic testing of the Portfolios to assist the Fund’s investment adviser in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Fund prospectus limitations as may be mutually agreed upon;

17. Provide Principal Executive Officer and Principal Financial Officer for certifications by the Funds required by the Sarbanes-Oxley Act of 2002 or any rules or regulations thereunder.

18. Prepare and, subject to approval of each Fund’s Treasurer, disseminate to such Fund’s Board quarterly unaudited financial statements and schedules of such Fund’s investments and make presentations to the Board, as appropriate.

19. Prepare a Purchase and Sale Journal on a semi annual basis.

20. At the request of the Fund, prepare various reports or other financial documents in accordance with generally accepted accounting principles as required by federal, state and other applicable laws and regulations.

B. Fund Accounting Services

1. Maintain the books of account of the Fund.

2. Perform the following duties in the manner prescribed by the Fund’s currently effective prospectus, statement of additional information or other governing document:

- value the assets of the Fund using: (i) market quotations, including the use of matrix pricing supplied by the independent pricing services selected by the Fund Accountant in consultation with the Fund’s investment adviser and approved by the Board; (ii) for securities for which no market price is available, the pricing committee of the Board will determine a fair value in good faith; consistent with Rule 2a-4 under the 1940 Act, estimates may be used where necessary or appropriate; or (iii) such other procedures as may be adopted by the Board.

- determine the NAV per share of each Portfolio and/or class, at the time and in the manner from time to time determined by the Board and as set forth in the prospectus of the Fund;

- calculate the net income of each of the Portfolios, if any;

- calculate realized capital gains or losses of each of the Portfolios resulting from sale or disposition of assets, if any;

- maintain the general ledger and other accounts, books and financial records of the Fund, including for each Portfolio, and/or class, as required under Section 31(a) of the 1940 Act and the rules there under in connection with the services provided by the Fund accountant; and

C. Valuation and Computational Services

I. Maintain the following records on a daily basis for each Series.

1. Report of priced portfolio securities

2. Statement of net asset value per share

II. Maintain the following records on a monthly basis for each Series:

1. General Ledger

2. Cash Receipts Journal

3. Cash Disbursements Journal

4. Subscriptions Journal

5. Redemptions Journal

6. Accounts Receivable Reports

7. Accounts Payable Reports

8. Open Subscriptions/Redemption Reports

9. Transaction (Securities) Journal

10. Broker Net Trades Reports